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                                                                   EXHIBIT 99.12



                         CONSENT OF LAZARD FRERES BANQUE


September 15, 2003


The Board of Directors
Alcan Inc.
1188 Sherbrooke Street West
Montreal, Canada H3A 3G2

We hereby consent to the use in this prospectus which forms part of Amendment No. 2 to the Registration Statement on Form S-4 (the "Registration Statement") of the direct translation of an extract of the analyses of the economic terms of the French offer contained in the French information memorandum dated July 7, 2003, as amended. The foregoing analyses were prepared solely for inclusion in the French information memorandum and are not a recommendation to shareholders with respect to the offer. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the SEC thereunder.




                                               LAZARD FRERES BANQUE




                                               By: /s/ Andre DuPont-Jubien
                                                  _____________________________
                                                  Andre DuPont-Jubien
                                                  Director